SUB-ITEM 77M:  Mergers

Pursuant to the
Securities Act of
1933, as amended,
and the General
Rules and
Regulations
thereunder, a
Registration
Statement on Form
N-14, SEC File No.
333-197200, was
filed on July 2,
2014.  This filing
relates to an
Agreement and
Plan of
Reorganization
whereby Federated
Treasury
Obligations Fund
(Surviving Fund), a
portfolio of Money
Market Obligations
Trust, acquired all
of the assets of
Federated
Automated
Government Money
Trust (Acquired
Fund), a portfolio of
Money Market
Obligations Trust,
in exchange for
Automated Shares
of the Surviving
Fund. Automated
Shares of the
Surviving Fund
were distributed on
a pro rata basis to
the shareholders of
the Acquired Fund
in complete
liquidation and
termination of the
Acquired Fund.  As
a result, effective
October 10, 2014,
each shareholder of
the Acquired Fund
became the owner
of Surviving Fund
Automated Shares
having a total net
asset value equal to
the total net asset
value of his or her
holdings in the
Acquired Fund.

The Agreement and
Plan of
Reorganization
providing for the
transfer of the
assets of the
Acquired Fund to
the Surviving Fund
was approved by
the Board of
Trustees at their
Regular Meeting
held on May 16,
2014 and was also
approved by
Acquired Fund
shareholders at a
Special Meeting
held on September
30, 2014.

The Agreement and
Plan of
Reorganization for
this merger is
hereby
incorporated by
reference from the
definitive
Prospectus/Proxy
Statement filed
with the SEC on
August 13, 2014.